Exhibit 10(iii)A(62)

ACUITY BRANDS, INC.
SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (the “Agreement”) is made and entered into as of January 5, 2018, by and between ACUITY BRANDS, INC., a Delaware corporation (the “Company”), and LAURENT J. VERNEREY (the “Executive”).
W I T N E S S E T H:
WHEREAS, Executive is a key employee of the Company and an integral part of the Company’s management; and
WHEREAS, the Company desires to provide the Executive with certain benefits if the Executive’s employment is terminated involuntarily under certain circumstances; and
WHEREAS, the Company and the Executive have determined it is in their mutual best interests to enter into this Agreement;
NOW, THEREFORE, the parties hereby agree as follows:

1.	TERM OF AGREEMENT.
This Agreement shall commence on the date hereof and shall continue unless or until terminated as provided herein. This Agreement shall not be considered an employment agreement and in no way guarantees Executive the right to continue in the employment of the Company or its affiliates. Executive’s employment is considered employment at will, subject to Executive’s right to receive payments and benefits upon certain terminations of employment as provided below.
As of the date hereof, to the extent that the Executive and the Company have previously entered into a severance agreement related to the terms and conditions addressed in this Agreement, such agreement is superseded and replaced in its entirety by this Agreement. Unless it is specifically provided otherwise, this Agreement does not supersede any Change in Control Agreement between the parties that relates specifically to termination and severance benefits in connection with a Change in Control (as defined in such Change in Control Agreement) of the Company.

2.	DEFINITIONS.
For purposes of this Agreement, the following terms shall have the meanings specified below:
2.1    “Board” or “Board of Directors.” The Board of Directors of Acuity Brands, Inc., or its successor.
2.2    “Cause.” The involuntary termination of Executive by the Company for the following reasons shall constitute a termination for Cause:
(a)    If termination shall have been the result of an act or acts by the Executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

Exhibit 10(iii)A(62)

(b)    If termination shall have been the result of an act or acts by the Executive which are in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to the Company;
(c)    If termination shall have been the result of an act or acts of dishonesty by the Executive resulting or intended to result directly or indirectly in gain or personal enrichment to the Executive at the expense of the Company; or
(d)    Upon the continued failure by the Executive substantially to perform the duties reasonably assigned to Executive given Executive’s training and experience (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability, as defined herein), after a demand in writing for substantial performance of such duties is delivered by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and such failure results in material injury to the Company.
2.3    “Change in Control Agreement.” An agreement between Executive and the Company providing for the payment of compensation and benefits to Executive in the event of Executive’s termination of employment under certain circumstances following a “change in control” of the Company (as defined in such agreement).
2.4    “Company.” Acuity Brands, Inc., a Delaware corporation, or any successor to its business and/or assets.
2.5    “Date of Termination.” The date specified in the Notice of Termination (which may be immediate) as the date upon which the Executive’s employment with the Company is to cease.
2.6    “Disability.” Disability shall have the meaning ascribed to such term in the Company’s long-term disability plan covering the Executive, or in the absence of such plan, a meaning consistent with Section 22(e)(3) of the Code. The determination of Disability shall be made by the Company in a manner consistent with the requirements of Section 409A.
2.7    “Good Reason.”
(a)     For purposes of this Agreement, “Good Reason” shall mean the Executive terminated his employment with the Company and its subsidiaries because, during the term of this Agreement, after a Change in Control (without Executive’s express consent), one or more of the following conditions arose and the Executive notified the Company of such condition within ninety (90) days of its occurrence and the Company did not remedy such condition within thirty (30) days:
(1)    a material diminution in the Executive’s authority, duties, or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior thereto;
(2)    a reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due;
(3)    the Company’s requiring Executive to be based more than 50 miles from the primary workplace where Executive is based upon execution of this Agreement except for reasonably required travel on the Company’s business; or

Exhibit 10(iii)A(62)

(4)    a material breach by the Company of any provision of this Agreement.
(b)    The Executive’s right to terminate his employment pursuant to this Section 2.7 shall not be affected by his incapacity due to physical or mental illness.
2.8     “Notice of Termination.” A written notice from one party to the other party specifying the Date of Termination and which sets forth in reasonable detail the facts and circumstances relating to the basis for termination of Executive’s employment.
2.9    “Section 409A.” Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.
2.10    “Severance Period.” A period equal to the lesser of (i) eighteen (18) months from the Executive’s Date of Termination or (ii) the number of months (rounded to the nearest month) from the Executive’s Date of Termination until the date he/she attains age 65; provided, however, that the Severance Period shall in no event be less than six (6) months or extend beyond December 31 of the second year following the year in which the Date of Termination occurs.

3.	SCOPE OF AGREEMENT.
This Agreement provides for the payment of compensation and benefits to Executive in the event his employment (i) is involuntarily terminated by the Company without Cause, or (ii) is terminated by Executive for Good Reason. If Executive is terminated by the Company for Cause, dies, incurs a Disability or voluntarily terminates employment (other than for Good Reason), this Agreement shall terminate (except that the restrictive covenants contained herein shall survive termination of this Agreement), and Executive shall be entitled to no payments of compensation or benefits pursuant to the terms of this Agreement; provided that in such events, Executive will be entitled to whatever benefits are payable pursuant to the terms of any health, life insurance, disability, welfare, retirement, deferred compensation, or other plan or program maintained by the Company.
If, as a result of Executive’s termination of employment, Executive becomes entitled to compensation and benefits under this Agreement and under a Change in Control Agreement, Executive shall be entitled to receive benefits under whichever agreement provides Executive the greater aggregate compensation and benefits (and not under the other agreement) and there shall be no duplication of benefits.
 4.    BENEFITS UPON INVOLUNTARY TERMINATION WITHOUT CAUSE BY THE COMPANY OR FOR GOOD REASON.
If Executive’s employment is involuntarily terminated by the Company during the term of this Agreement without Cause (and such termination does not arise as a result of Executive’s death or Disability), or if Executive terminates his employment for Good Reason, the Executive shall be entitled to the compensation and benefits described below, provided that Executive timely executes and does not revoke a valid release of claims in such form as may be required by the Company, and Executive abides by the provisions of this Agreement. If the Executive’s release execution period begins in one taxable year and ends in another taxable year, payments under this Section 4 shall not be made until the beginning of the second taxable year.
4.1    Base Salary. Executive shall continue to receive his/her Base Salary (subject to withholding of all applicable taxes) for the entire Severance Period (as defined in Section 2 above), payable in the same manner as it was being paid on his Date of Termination.

Exhibit 10(iii)A(62)

4.2    Annual Bonus. Executive shall be paid an amount equal to the greater of (i) 125% of employee’s gross salary, multiplied by a fraction (the “Pro Rata Fraction”), the numerator of which is the number of days that have elapsed in the then current fiscal year through Executive’s Date of Termination and the denominator of which is 365, or (ii) the annual incentive bonus that would be paid or payable to Executive under the Incentive Plan based upon the Company’s actual performance for such fiscal year, assuming 50% of the Company financial performance payout percentage for named executive officers that are subject to the application of negative discretion, multiplied by the Pro Rata Fraction. The bonus amount determined pursuant to Section 4.2(i) shall be paid to Executive within ten (10) days after the effective date of a confidential severance agreement and release entered into between Executive and the Company referenced in Section 4.8, and any additional amount payable pursuant to Section 4.2(ii) shall be payable at the same time as bonuses are payable to other executives under the Incentive Plan. “Incentive Plan” shall mean the Acuity Brands, Inc. Management Cash Incentive Plan for the fiscal year in which the Executive’s Termination of Employment occurs. Terms used in this Section 4.2 shall have the meaning ascribed them in the Incentive Plan. The bonus paid pursuant to this section shall be subject to withholding of all applicable taxes.
4.3    Accrued Vacation. Executive shall be paid an amount equal to Executive’s accrued but unused vacation (determined in accordance with Company policy) as of his/her Date of Termination. The amount (subject to withholding of all applicable taxes) shall be paid pursuant to applicable law.
4.4    Restricted Stock. Any Restricted Stock granted to Executive under the Acuity Brands, Inc. Omnibus Stock Incentive Compensation Plan for which the specific performance targets have been achieved and a Vesting Start Date (as defined in the agreement granting the Restricted Stock to Executive, the “Restricted Stock Agreement”) has been established as of Executive’s Date of Termination shall become fully vested and nonforfeitable as of Executive’s Date of Termination and subject to the proviso at the end of this sentence, all Restricted Stock for which a Vesting Start Date has not been established shall be immediately forfeited; provided, that if the Restricted Stock Agreement granting the Restricted Stock to Executive provides for more favorable continued vesting after Executive’s Date of Termination, the provisions of such Restricted Stock Agreement shall apply to the vesting of Executive’s Restricted Stock after Executive’s termination. The Vested Value (as defined in the Restricted Stock Agreement) of the shares of Restricted Stock vesting pursuant to this Section 4.4 shall be delivered to Executive in the manner provided in the Restricted Stock Agreement within ten (10) days of Executive’s Date of Termination, using Executive’s Date of Termination as the date for determining the Vested Value.
4.5    Health Care and Life Insurance. Subject to the terms of the group insurance contract and plan document, the term life insurance coverages provided to Executive at his Date of Termination shall be continued at the same level as for active executives and in the same manner as if his employment had not terminated, beginning on the Date of Termination and ending on the last day of the Severance Period. If the terms of such plan do not permit continued participation by Executive, then the Company will arrange for other coverage(s) satisfactory to Executive at Company’s expense which provides substantially similar benefits or, at the Company's election, will pay Executive a lump sum amount equal to the annual costs of such coverage(s) for the Severance Period, less applicable withholding. A benefit provided under this Section 4.5 shall cease if Executive obtains other employment and, as a result of such employment, life insurance benefits are available to Executive.
If Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") under the Company’s group medical plan following termination of his/her employment, the Company will pay Executive a monthly amount equal to the Company’s subsidy towards the cost of medical coverage for similarly-situated active employees enrolled in the same coverage in which the Executive was enrolled at the time of the Date of Termination (the “COBRA

Exhibit 10(iii)A(62)

Subsidy”), as reduced by any applicable withholding. The Company shall pay the COBRA Subsidy until the earliest of (a) the date Executive qualifies under another employer-sponsored medical plan, or (b) the end of eighteen (18) months of COBRA continuation coverage, or (c) the date on which the Severance Period ends.
4.6    Outplacement Services. Executive will be provided with customary outplacement services by an outplacement firm selected by the Company for the Severance Period, provided that the Company’s total cost for such services shall not exceed an amount equal to ten percent (10%) of Executive’s Base Salary.
4.7    Other Benefits. Except as expressly provided herein, all other fringe benefits provided to Executive as an active employee of the Company (e.g., car allowance, club dues, etc.), shall cease on his Date of Termination, provided that any conversion or extension rights applicable to such benefits shall be made available to Executive at his Date of Termination or when such coverages otherwise cease at the end of the Severance Period. Except as expressly provided herein, for all other benefit plans sponsored by the Company, the Executive’s employment shall be treated as terminated on his Date of Termination and Executive’s right to benefits shall be determined under the terms of such plans; provided, however, in no event will Executive be entitled to severance payments or benefits under any other severance plan, policy, program or agreement of the Company, except to the extent Executive is covered by a Change in Control Agreement.
4.8    Release of Claims. To be entitled to any of the compensation and benefits described above in this Section 4 (except for accrued vacation, which would be paid pursuant to applicable law), Executive shall sign a release of claims substantially in the form attached hereto as Exhibit A. No payments shall be made under this Section 4 until such release has been properly executed and delivered to the Company and until the expiration of the revocation period, if any, provided under the release. If the release is not properly executed by the Executive and delivered to the Company within the reasonable time periods specified in the release, the Company’s obligations under this Section 4 will terminate.
4.9    Section 409A. All payments hereunder are intended to satisfy the “short-term deferral” exemption under Treas. Reg. §1.409-1(b)(4) in tandem with the “separation pay” exemption under Treas. Reg. §1.409-1(b)(9) such that no payment hereunder shall be deemed “deferred compensation” within the meaning of Code Section 409A. Therefore, to the extent the amounts described in Sections 4.1, 4.2 and 4.5 which are payable after March 15 of the year following the Date of Termination exceed the “separation pay” limit prescribed under Treas. Reg. § 1.409A-1(b)(9) (generally, the lesser of two times the Code § 401(a)(17) limit or two times the Executive's annual compensation), then the payment of such excess amounts shall be accelerated and paid in equal installment payments commencing with the start of the Severance Period and ending on the payroll period preceding the March 15 of the year following the Date of Termination. Each installment payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.
EXAMPLE: Solely for illustration purposes, if Executive terminates without Cause or for Good Reason on November 1, 2017 and becomes entitled to Separation Pay totaling $1 million, with $700,000 of the Severance Pay otherwise scheduled to be paid after March 15, 2018, then $160,000 ($700,000 - $540,000 (Code § 401(a)(17) limit)) of the post-March 15, 2018 Severance Pay will be accelerated and paid ratably for the payroll period following the executive's Date of Termination and ending on the last payroll period preceding March 15, 2018. (Such example assumes the Executive's annual compensation was equal to or greater than the Code § 401(a)(17) limit.)
Notwithstanding any provision of this Agreement to the contrary, no payments under Sections 4.1, 4.2 or 4.5 shall commence until the Executive has incurred a “Separation from Service.” For these purposes,

Exhibit 10(iii)A(62)

Separation from Service" means the termination of the Executive's employment with the Company for reasons other than death or Disability. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive's employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A change in the Executive's employment status will not be considered a Separation from Service if:
(a)    the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or
(b)    the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).
The Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Code Section 409A.
 5.    CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION.
5.1    Purpose and Reasonableness of Provisions. Executive acknowledges that, during the term of his/her employment with the Company and during the Severance Period, the Company and its affiliates have furnished and may continue to furnish to Executive Trade Secrets and Confidential Information, which, if used by Executive on behalf of, or disclosed to, a competitor of the Company and its affiliates, or other person, could cause substantial detriment to the Company and its affiliates. Moreover, the parties recognize that Executive, during the term of his/her employment with the Company, has and will develop important relationships with customers, agents and others having valuable business relationships with the Company, and that these relationships may continue to develop during the Severance Period. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section 5 are reasonably necessary to protect the Company’s and its affiliates’ legitimate business interests, Confidential Information, and good will.
5.2    Trade Secrets and Confidential Information.
Executive agrees that he/she shall protect the Company’s and its affiliates’ Trade Secrets (as defined below) and Confidential Information (as defined below) and shall not disclose to any person or entity, or otherwise use or disseminate, except in connection with the performance of his/her duties for the Company, any Trade Secrets or Confidential Information; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company or its affiliates of such order or subpoena to provide the Company or its affiliates an opportunity to protect their interests. Executive’s obligations under this Section 5.2 shall apply during his/her employment and after his/her termination of employment, shall

Exhibit 10(iii)A(62)

continue through the Severance Period, and shall survive any expiration or termination of this Agreement, so long as the information or material remains Confidential Information or a Trade Secret, as applicable.
Executive further confirms that during his/her employment with the Company, he/she has not and will not offer, disclose or use on Executive’s own behalf or on behalf of the Company, any information Executive received prior to employment by the Company which was supplied to Executive confidentially or which Executive should reasonably know to be confidential.
Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, or any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of Company to make any such reports or disclosures, and Executive is not required to notify Company that Executive has made such reports or disclosures
5.3    Return of Property. On or before the start of the Severance Period, Executive agrees to deliver promptly to the Company all files, customer lists, management reports, memoranda, research, Company forms and documents, financial data and reports and other documents (including all such data and documents in electronic form or on flash or external hard drives) of the Company or its affiliates, supplied to or created by him/her in connection with his/her employment hereunder (including all copies of the foregoing) in his/her possession or control, and all of the Company’s equipment (e.g., mobile devices, laptop, computer, flash or hard drives, etc.) and other materials in his/her possession or control. Executive’s obligations under this Section 5.3 shall survive any expiration or termination of this Agreement. Executive agrees and covenants to permanently delete any such information residing in electronic format to the best of his/her ability and to not attempt to retrieve it.
5.4    Inventions. Executive does hereby assign to the Company the entire right, title and interest in any Invention which is or was made or conceived, either solely or jointly with others, during his/her employment with the Company. Executive attests that he/she has disclosed (or promptly will disclose, if during the Severance Period) to the Company all such Inventions. Executive will, if requested, promptly execute and deliver to the Company a specific assignment of title for any such Invention and will at the expense of the Company, take all reasonably required action by the Company to patent, copyright or otherwise protect the Invention.
5.5    Non-Competition. Executive acknowledges and agrees that both during his/her employment and for twelve (12) months after the last day of his/her employment with the Company, he/she has not and will not, directly or indirectly, engage in, provide, or perform any duties or services of the type conducted, authorized, offered, provided by employee in his/her capacity as an employee on behalf of the Company within twelve (12) months prior to the Date of Termination, on behalf of any person or entity (or in the case of an entity that is organized into divisions or units, any distinct division or operating unit of such entity in the Territory (as defined below)) that derives income from providing goods or services substantially similar to those which comprise the Company's Business.
5.6    Non-Solicitation of Customers and Sales Agents. Executive acknowledges and agrees that both during his/her employment and for twenty-four (24) months after the last day of his/her employment with the Company, Executive has not and will not directly or indirectly solicit Customers (as defined below) or Sales Agents (as defined below) with whom he/she had Material Contact (as defined below) for the purpose of providing goods and/or services competitive with the Company’s Business. Notwithstanding the foregoing, this Section shall not prevent Executive, during the course of his/her Severance Period, from soliciting a person or entity that has since discontinued all business communications with the Company

Exhibit 10(iii)A(62)

5.7    Non-Solicitation of Employees and Agents. Executive acknowledges and agrees that both during his/her employment and for twenty-four (24) months after the last day of his/her employment with the Company, Executive has not and will not, directly or indirectly, whether on behalf of Executive or others, solicit, lure or attempt to hire away any of the Company's or its affiliates’ employees or agents. Notwithstanding the foregoing, this Section shall not prevent Executive from soliciting an employee or agent that has since discontinued all business dealings with the Company.
5.8    Non-Disparagement. Executive agrees that he/she will not make any disparaging statements or comments to any person or entity by any medium, whether oral or written, about Company, any of its affiliates or any of its respective officers, directors, employees, shareholders, agents, representatives or independent contractors. Nor shall Executive communicate to any person or entity by any medium, whether oral or written, any information harmful or adverse to Company, any of its affiliates or any of its respective officers, directors, employees, shareholders, agents, representatives or independent contractors. Nothing in this Section shall prevent Executive from providing truthful testimony pursuant to a lawful subpoena or other court order.
5.9    Injunctive Relief. Executive acknowledges that if he/she breaches or threatens to breach any of the provisions of this Section 5, his/her actions may cause irreparable harm and damage to the Company or its affiliates which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach any of the provisions of this Section 5, the Company (or, if applicable, an affiliate) shall be entitled to seek injunctive relief, in addition to any other rights or remedies the Company (or, if applicable, an affiliate) may have. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company (or, if applicable, an affiliate) of Executive’s agreements under this Section 5.
5.11    Definitions. For purposes of this Section 5, the following definitions shall apply:
(a)“Confidential Information” Confidential Information” means:
(i)    Data and information relating to the Company’s Business; disclosed to Executive or of which Executive became aware of as a consequence of Executive's relationship with the Company; having value to the employer; not generally known to the competitors for the employer; and which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information For purposes of this Agreement, subject to the foregoing, and according to terminology commonly used by the Company, the Company’s Confidential Information shall include, but not be limited to, information pertaining to: (1) Business Opportunities (as defined below); (2) data and compilations of data relating to the Company’s Business (as defined below); (3) compilations of information about, and communications and agreements with, customers and potential customers of the Company; (4) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by Executive in furtherance of Executive’s duties with the Company; (5) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (6) compilations of information about the Company’s employees and independent contracting consultants; (7) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (8) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (9) the Company’s marketing strategies and compilations of marketing data; (10) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s Business; (11) any information concerning services requested and services performed on behalf of customers of the Company, including planned products or services; and (12) the Company’s

Exhibit 10(iii)A(62)

research and development records and data. Confidential Information also includes any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential.
(ii)    Confidential Information shall not include:
(A)    Information generally available to the public other than as a result of improper disclosure by Executive;
(B)    Information that becomes available to Executive from a source other than the Company (provided Executive has no knowledge that such information was obtained from a source in breach of a duty to the Company);
(C)    Information disclosed pursuant to law, regulations or pursuant to a subpoena, court order or legal process; and/or
(D)    Information obtained in filings with the Securities and Exchange Commission.
(b)“Trade Secrets” means Confidential Information constituting a trade secret under Georgia Law, O.C.G.A. §§ 10-1-760, et seq.
(c)“Inventions” means contributions, discoveries, improvements and ideas and works of authorship, whether or not patentable or copyrightable, and: (i) which relate directly to the business of the Company, or (ii) which result from any work performed by Executive or by Executive’s fellow employees for the Company, or (iii) for which equipment, supplies, facilities, Confidential Information or Trade Secrets of the Company or its affiliates are used, or (iv) which is developed on the Company’s time.
(d)“Customers” means those entities and/or individuals who are customers of the Company and/or its affiliates with respect to which, within the two-year period preceding the start of the Severance Period: (i) Executive had Material Contact on behalf of the Company; (ii) Executive acquired, directly or indirectly, Confidential Information or Trade Secrets as a result of his employment with the Company; and/or (iii) Executive exercised oversight or responsibility of subordinates who engaged in Material Contact on behalf of the Company.
(e)“Company’s Business” means the design, manufacture, installation, servicing, and/or sale of one or more of the following and any related products and/or services: lighting fixtures and systems; lighting control components and systems (including but not limited to dimmers, switches, relays, programmable lighting controllers, sensors, timers, and range extenders for lighting and energy management and other purposes); building management and/or control systems; commercial building lighting controls; intelligent building automation and energy management technologies, products, software and solutions with respect to HVAC systems and HVAC controls and sensors; motorized shading and blind controls; building security and access control and monitoring for fire and life safety; emergency lighting fixtures and systems (including but not limited to exit signs, emergency light units, inverters, back-up power battery packs, and combinations thereof); battery powered and/or photovoltaic lighting fixtures; electric lighting track units; hardware for mounting and hanging electrical lighting fixtures; aluminum, steel and fiberglass fixture poles for electric lighting; light fixture lenses; sound and electromagnetic wave receivers and transmitters; flexible and modular wiring systems and components (namely, flexible branch circuits, attachment plugs, receptacles, connectors and fittings); LED drivers and other power supplies; daylighting systems including but not limited to prismatic skylighting and related controls; organic LED products and technology; medical and patient care lighting devices and systems; indoor positioning products and technology; sensor based information networks; distributed software services; and any wired or wireless communications and monitoring hardware or software related to any of the above.

Exhibit 10(iii)A(62)

(f) “Territory” means the United States and Canada. Executive acknowledges that the Company is licensed to do business and in fact does business in all fifty states in the United States and all provinces in Canada. Executive further acknowledges that the services he has performed and may continue to perform on behalf of the Company or its affiliates, including executive services, are at a senior managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead affect the Company's activity within the entire United States and Canada. Specifically, Executive provides executive services on the Company's behalf, travels throughout the United States and Canada to attend Company meetings, visit Company factories and distribution centers, meet with Company agents and distributors, and attend trade shows. Accordingly, Executive agrees that these restrictions are reasonable and necessary to protect the Confidential Information, trade secrets, business relationships, and goodwill of the Company.
(g)“Material Contact” shall have the meaning set forth in O.C.G.A. § 13-8-51(10), which includes contact between an employee and each customer or potential customer: with whom or which the employee dealt on behalf of the employer; whose dealings with the employer were coordinated or supervised by the employee; about whom the employee obtained confidential information in the ordinary course of business as a result of such employee's association with the employer; or who receives products or services authorized by the employer, the sale or provision of which results of resulted in compensation, commissions, or earnings for the employee within two years prior to the date of the start of the Severance Period.
(h)“Sales Agent” is any third-party agency, and/or its representatives, with which or whom the Company has contracted for the purpose of facilitating the sale of the Company’s products.
 6.    MISCELLANEOUS.
6.1    No Obligation to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer after the Date of Termination or otherwise, except as provided in Section 4.5 with respect to benefits coverages.
6.2    Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills and knowledge of Executive, and agree that this Agreement may not be assigned or transferred by Executive.
6.3    Successors; Binding Agreement.
(a)In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or who acquires the stock of the Company, to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(b)This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.4    Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

Exhibit 10(iii)A(62)

If to the Company:	Acuity Brands, Inc. Attention: General Counsel 1170 Peachtree Street, NE, Suite 2300 Atlanta, GA 30309
If to the Executive:	Laurent J. Vernerey 17 Laurel Hollow Road Boxford, MA 01921
Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
6.5    Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
6.6    Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.
6.7    Termination, Amendments and Modifications. This Agreement may be terminated, amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.
6.8    Governing Law. The validity and effect of this Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of Georgia.
6.9    Disputes; Legal Fees.
(a)Disputes - All claims by Executive for compensation and benefits under this Agreement shall be in writing and shall be directed to and be determined by the Compensation Committee of the Board. Any denial by the Compensation Committee of a claim for benefits under this Agreement shall be provided in writing to Executive within thirty (30) days of such decision and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Compensation Committee shall afford a reasonable opportunity to Executive for a review of its decision denying a claim and shall further allow Executive to appeal in writing to the Compensation Committee a decision of the Compensation Committee within sixty (60) days after notification by the Compensation Committee that Executive’s claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Fulton County, Georgia, in accordance with the rules of the American Arbitration Association then in effect for commercial arbitrations. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
(b)Legal Fees - If the Company involuntarily terminates Executive without Cause or Executive terminates his employment for Good Reason, then, in the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful to a significant extent in obtaining or enforcing any such rights or benefits through settlement, mediation, arbitration or otherwise, the Company shall promptly pay Executive’s reasonable legal fees and expenses and related costs incurred in enforcing this Agreement including, without limitation, attorneys fees and expenses, experts fees and expenses, and investigative fees. Except to the extent provided in the preceding

Exhibit 10(iii)A(62)

sentence, each party shall pay its own legal fees and other expenses associated with any dispute under this Agreement.
6.10    Integration. This Agreement, along with any Exhibit hereto, encompasses the entire agreement of the parties with respect to the subject matter hereto, including but not limited to prior severance agreements, and supersedes all previous understandings and agreements between them, whether oral or written, except that the restrictive covenants in this Agreement shall not supersede any restrictive covenants set forth in any other agreement between the Company and Executive (“Other Restrictive Covenants”). To the extent that the Other Restrictive Covenants conflict with the provisions contained in this Agreement, the provisions that are more restrictive on Executive will control. The parties hereby acknowledge and represent, that they have not relied on any representation, assertion, guarantee, warranty, collateral contract or other assurance, except those set out in this Agreement, made by or on behalf of any other party or any other person or entity whatsoever, prior to the execution of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ACUITY BRANDS, INC.
By:	/s/ Vernon J. Nagel
Vernon J. Nagel
Chairman, President & Chief Executive Officer

EXECUTIVE
/s/ Laurent J. Vernerey
Laurent J. Vernerey

Exhibit 10(iii)A(62)

Exhibit A
Form of Release of Claims

CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE

______________________ (“Employee”) and ___________________ (“Employer” or the “Company”) (collectively referred to as “the Parties”) are entering into this CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE (the “Agreement”).

RECITALS

A. Employee has previously been employed with the Company and Employee’s employment with the Company is being terminated.

B. The Company has agreed to provide severance compensation to Employee in an amount not normally provided to employees, assuming Employee upholds certain ongoing obligations, and the Parties to this Agreement desire to resolve all issues between them including but not limited to Employee's employment and the termination of that employment.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises, obligations and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree to be bound as follows:

SECTION 1 - BENEFITS

(a)	Payment and Consideration to Employee:

(i)	Benefits to Employee:

(ii)
Section 409A: The Company will have the authority to delay the commencement of payments under this Section 1 to “key employees” of the Company (as determined by the Company in accordance with procedures established by the Company that are consistent with Section 409A) to a date which is six months after the Separation Date (and on such date, the payments that would otherwise have been made during such six-month period shall be made) to the extent such delay is required under the provisions of Section 409A, provided that the Company and Employee may agree to take into account any transitional rule available under Section 409A.

SECTION 2 - RELEASE BY EMPLOYEE
(a)Released Claims: Employee irrevocably and unconditionally fully and finally releases, acquits and forever discharges all the claims described herein that he/she may now have against the Released Parties listed in Section (b), below, except that he/she is not releasing any claim that relates to: (1) his/her right to enforce this Agreement; (2) any rights or claims that arise after the

Exhibit 10(iii)A(62)

execution of this Agreement; or (3) any rights or claims that he/she cannot lawfully release. Subject only to the exceptions just noted, Employee is releasing any and all claims, demands, actions, causes of action, liabilities, debts, losses, costs, expenses, or proceedings of every kind and nature, whether direct, contingent, or otherwise, known or unknown, past, present, or future, suspected or unsuspected, accrued or unaccrued, whether in law, equity, or otherwise, and whether in contract, warranty, tort, strict liability, or otherwise, which he/she now has, may have had at any time in the past, or may have at any time in the future arising or resulting from, or in any matter incidental to, any and every matter, thing, or event occurring or failing to occur at any time in the past up to and including the date of this agreement. Employee understands that the claims he/she is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as, but not limited to, the following:
Anti-discrimination and retaliation statutes, such as Title VII of the Civil Rights Act of 1964, which prohibits discrimination and harassment based on race, color, national origin, religion, and sex and prohibits retaliation; [If Executive is 40+-years-old: the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment]; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; Sections 1981 and 1983 of the Civil Rights Act of 1866, which prohibit discrimination and harassment on the basis of race, color, national origin, religion or sex; the Genetic Information Nondiscrimination Act of 2008, which prohibits discrimination on the basis of genetic information; the Family and Medical Leave Act of 1993, which extends certain rights to leave and reinstatement; the Sarbanes-Oxley Act of 2002, which prohibits retaliation against employees who participate in any investigation or proceeding related to an alleged violation of mail, wire, bank, or securities laws; Georgia anti-discrimination statutes, which prohibit retaliation and discrimination on the basis of age, disability, gender, race, color, religion, and national origin; and any other federal, state, or local laws prohibiting employment discrimination or retaliation.
Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.
Other laws, such as any federal, state, or local laws providing workers’ compensation benefits (except as otherwise prohibited by law), restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any state and federal whistleblower laws, any other federal, state, or local laws providing recourse for alleged wrongful discharge, improper garnishment, assignment, or deduction from wages, health and/or safety violations, improper drug and/or alcohol testing, tort, physical or personal injury, emotional distress, fraud, negligence, negligent misrepresentation, abusive litigation, and similar or related claims, willful or negligent infliction of emotional harm, libel, slander, defamation and/or any other common law or statutory causes of action.
Examples of released claims, include, but are not limited to the following (except to the extent explicitly preserved by Section 2 (a), above, of this Agreement): (i) claims that in any way

Exhibit 10(iii)A(62)

relate to allegations of alleged discrimination, retaliation or harassment; (ii) claims that in any way relate to Employee’s employment with the Company and/or its conclusion, such as claims for breach of contract, compensation, overtime wages, benefits, promotions, upgrades, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (iii) claims that in any way relate to any state law contract or tort causes of action; and (iv) any claims to attorneys’ fees, costs and/or expenses or other indemnities with respect to claims Employee is releasing.
(b)Released Parties: The Released party/parties is/are Acuity Brands Lighting, Inc., all current, future and former parents, subsidiaries, affiliates, related companies, partnerships, or joint ventures related thereto, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors (hereinafter the “Released Parties”).
(c)Unknown Claims: Employee understands that he/she is releasing the Released Parties from claims that he/she may not know about as of the date of the execution of this Agreement, and that is his/her knowing and voluntary intent even though Employee recognizes that someday he/she might learn that some or all of the facts he/she currently believes to be true are untrue and even though he/she might then regret having signed this Agreement. Nevertheless, Employee is expressly assuming that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights he/she might have under any law that is intended to protect him/her from waiving unknown claims Employee understands the significance of doing so. If Employee resides in California, Employee hereby expressly waives the provisions of California Civil Code Section 1542, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Moreover, this Release does not extend to those rights which, as a matter of law, cannot be waived, including but not limited to, unwaivable rights that Employee may have under the California Labor Code and/or the right to file a charge or complaint with any relevant government agency.
(d)Ownership of Claims: Employee represents and warrants that he/she has not sold, assigned or transferred any claim he/she is purporting to release, nor has he/she attempted to do so. Employee expressly represents and warrants that he/she has the full legal authority to enter into this Agreement for himself/herself and his/her estate, and does not require the approval of anyone else to do so.
(e)Pursuit of Released Claims: Employee represents that he/she has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim this Agreement purports to waive, and he/she promises never to file or prosecute any lawsuit, complaint, or charge based on such claims. This provision shall not apply to any non-waivable charges or claims brought before any governmental agency. With respect to any such non-waivable claims, however, Employee agrees to waive his/her right (if any) to any monetary or other recovery, including but not limited to reinstatement, should any governmental agency or other third party pursue any claims on his/her behalf, either individually or as part of any class or collective action.
SECTION 3 - PROMISES
(a)Separation Date: Employee’s employment with the Company will terminate effective ______________________________ (“Separation Date”).
(b)Taxes: Employee understands that Employer will withhold applicable state and federal taxes from the payments referenced in Section 1(a) of this Agreement. Employee agrees that he/she is ultimately and solely responsible for paying the correct amount of taxes on any amounts he/she receives in connection with this Agreement. Employer will issue Employee an IRS Form W-2 in connection with the payments described in Section 1(a), above. Employee agrees not to make any claim against any Released Party based on how Employer reports amounts paid under this Agreement to tax authorities or if an adverse determination

Exhibit 10(iii)A(62)

is made as to the tax treatment of any amounts payable under this Agreement. Employee understands and agrees that the Released Parties have no duty to try to prevent such an adverse determination. Employee further agrees to fully indemnify and hold the Released Parties harmless from all expenses, penalties, damages, fees and/or interest charges he/she incurs as a result of not paying taxes on, or withholding taxes from amounts paid to him/her and his/her attorneys under this Agreement.
(c)Implementation: Employee agrees to promptly sign any documents and do anything else that is necessary in the future to implement this Agreement.
(d)FMLA and FLSA Rights Honored: Employee acknowledges that he/she has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which he/she believes he/she is entitled under Employer’s policy and the Family and Medical Leave Act of 1993 (“FMLA”), as amended. Employee has no pending request for FMLA leave with Employer; nor has Employer mistreated Employee in any way on account of any illness or injury to Employee or any member of Employee’s family. Employee further acknowledges that he/she has received all of the monetary compensation, including hourly wages, salary and/or overtime compensation, to which he/she believes he/she is entitled under the Fair Labor Standards Act (“FLSA”), as amended.
(e)False Claims Representations, Cooperation, and Promises: With this Separation Agreement, Employee acknowledges that he/she has disclosed to the Company’s General Counsel in writing any information he/she has concerning any conduct involving the Company that he/she has any reason to believe may be unlawful, unethical or otherwise inappropriate, including conduct in violation of the Sarbanes-Oxley Act of 2002. Employee certifies that to the best of his/her knowledge, information and belief, no member of management or any other employee (including himself) who has a significant role in Employer’s internal control over financial reporting has committed any fraud or engaged in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon any person or entity. Employee promises to cooperate fully with the Company in any investigation the Company undertakes into matters which occurred during his/her employment with the Company. If requested by the Company, Employee will promptly and fully respond to all inquiries from the Company and its representatives relating to any claims or lawsuits which relate to matters which occurred during his/her employment with the Company. If Employee is contacted to participate in any way in any claim, investigation or litigation at any time, he/she agrees to provide the Company’s General Counsel with prompt notice; and in no event shall such notice be delivered to the Company later than two (2) days after receipt by Employee, providing the Company with the opportunity to object to and/or be present at or participate in the proceeding. This Section does not prohibit Employee’s participation as a witness if he/she is compelled to appear through an enforceable subpoena or an enforceable court order, but it does require that he/she provide the Company with notice and the opportunity to object and/or participate. Before Employee discloses any Company information or engages in any other activity that could possibly violate the promises he/she has made herein, Employee promises that he/she will discuss his/her proposed actions with the Company’s General Counsel, who will inform him/her within seventy-two (72) hours whether the proposed actions would violate these promises.
(f)ADEA Release Requirements Have Been Satisfied: Employee understands that this Agreement has to meet certain requirements to validly release any ADEA claims Employee might have had, and Employee represents and warrants that all such requirements have been satisfied. Employee acknowledges that, before signing this Agreement, he/she was given at least twenty one (21) days to consider this Agreement. Employee further acknowledges that: (1) he/she took advantage of as much of this period to consider this Agreement as he/she wished before signing it; (2) he/she carefully read this Agreement; (3) he/she fully understands it; (4) he/she entered into this Agreement knowingly and voluntarily (i.e., free from fraud, duress, coercion, or mistake of fact); (5) this Agreement is in writing and is understandable; (6) in this Agreement, Employee waives current ADEA claims; (7) Employee has not waived future ADEA claims; (8) Employee is receiving valuable consideration in exchange for execution of this Agreement that he/she would not otherwise be entitled to receive such consideration; and (9) Employer hereby encourages and advises

Exhibit 10(iii)A(62)

Employee in writing to discuss this Agreement with his/her attorney (at his/her own expense) before signing it, and that he/she has done so to the extent he/she deemed appropriate.
SECTION 4 - CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION
(a)Purpose and Reasonableness of Provisions. Employee acknowledges that the Company and the Parent Company (collectively referred to hereinafter, where applicable, as the “Protected Parties”) have furnished and may continue to furnish to Employee Trade Secrets and Confidential Information, which, if used by Employee on behalf of, or disclosed to, a competitor of the Protected Parties or other person, could cause substantial detriment to the Protected Parties. Moreover, the parties recognize that Employee, during the term of her employment with the Company, has developed important relationships with customers, agents and others having valuable business relationships with the Company, and that these relationships may continue to develop during the Severance Period. In view of the foregoing, Employee acknowledges and agrees that the restrictive covenants contained in this Section 4 are reasonably necessary to protect the Protected Parties’ legitimate business interests, Confidential Information, and good will.
(b)Trade Secrets and Confidential Information. Employee agrees that he/she shall protect the Protected Parties’ Trade Secrets (as defined in Paragraph 4(k)(ii) below) and Confidential Information (as defined in Paragraph 4(k)(i) below) and shall not disclose to any person or entity, or otherwise use or disseminate, except in connection with the performance of his/her duties for the Company, any Trade Secrets or Confidential Information; provided, however, that Employee may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Employee will promptly notify the Protected Parties of such order or subpoena to provide the Protected Parties an opportunity to protect their interests. Employee’s obligations under this Section 4(b) shall apply after his/her Separation Date, shall continue through the Severance Period, and shall survive any expiration or termination of this Agreement, so long as the information or material remains Confidential Information or a Trade Secret, as applicable. Employee further confirms that he/she has not and will not offer, disclose or use on Employee’s own behalf or on behalf of the Company, any information Employee received prior to employment by the Company which was supplied to Employee confidentially or which Employee should reasonably know to be confidential.
Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, or any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of Employer to make any such reports or disclosures, and Employee is not required to notify Employer that Employee has made such reports or disclosures.

(c)Return of Property. Employee agrees to deliver promptly to the Company all files, customer lists, management reports, memoranda, research, Company forms and documents, financial data and reports and other documents (including all such data and documents in electronic form or on flash or external hard drives) of the Protected Parties, supplied to or created by him/her in connection with his/her employment hereunder (including all copies of the foregoing) in his/her possession or control, and all of the Company’s equipment (e.g., mobile devices, laptop, computer, flash or hard drives, etc.) and other materials in his/her possession or control. Employee’s obligations under this Section 4(c) shall survive any expiration or termination of this Agreement. Employee agrees and covenants to permanently delete any such information residing in electronic format to the best of his/her ability and to not attempt to retrieve it.
(d)Inventions. Employee does hereby assign to the Company the entire right, title and interest in any Invention which is or was made or conceived, either solely or jointly with others, during his/her employment with the Company, including during the Severance Period. Employee attests that he/she has disclosed (or promptly will disclose, if during the Severance Period) to the Company all such Inventions.

Exhibit 10(iii)A(62)

Employee will, if requested, promptly execute and deliver to the Company a specific assignment of title for any such Invention and will at the expense of the Company, take all reasonably required action by the Company to patent, copyright or otherwise protect the Invention.
(e)Non-Competition. Employee acknowledges and agrees that, for twelve (12) months after the last day of his/her employment with the Company, he/she will not, directly or indirectly, engage in, provide, or perform any Executive Services on behalf of any person or entity (or in the case of an entity that is organized into divisions or units, any distinct division or operating unit of such entity) in the Territory (as defined below) that derives income from providing goods or services substantially similar to those which comprise the Company's Business.
(f)Non-Solicitation of Customers and Sales Agents. Employee acknowledges and agrees that, for twenty-four (24) months after the last day of his/her employment with the Company, Employee will not directly or indirectly solicit Customers (as defined in Paragraph 4(k)(v) below) or Sales Agents (as defined in Paragraph 4(k)(ix) below) of the Company and its affiliates with whom he/she had Material Contact (as defined in Paragraph 4(k)(viii) below) for the purpose of providing goods and/or services competitive with the Company’s Business. Notwithstanding the foregoing, this Section shall not prevent Employee, during the course of his/her Severance Period, from soliciting a person or entity that has since discontinued all business communications with the Company.
(g)Non-Solicitation of Employees and Agents. Employee acknowledges and agrees that, for twenty-four (24) months after the last day of his/her employment with the Company, Employee will not, directly or indirectly, whether on behalf of Employee or others, solicit, lure or attempt to hire away any of the Company's or its affiliates’ employees or agents. Notwithstanding the foregoing, this Section shall not prevent Employee from soliciting an employee or agent that has since discontinued all business dealings with the Company.
(h)Non-Disparagement: Employee agrees that he/she will not make any disparaging statements or comments to any person or entity by any medium, whether oral or written, about Employer, any of its affiliates or any of its respective officers, directors, employees, shareholders, agents, representatives or independent contractors. Nor shall Employee communicate to any person or entity by any medium, whether oral or written, any information harmful or adverse to Employer, any of its affiliates or any of its respective officers, directors, employees, shareholders, agents, representatives or independent contractors. Nothing in this section shall prevent Employee from providing truthful testimony pursuant to a lawful subpoena or other court order.
(i)Injunctive Relief. Employee acknowledges that if he/she breaches or threatens to breach any of the provisions of this Section 4, his/her actions may cause irreparable harm and damage to the Protected Parties which could not be compensated in damages. Accordingly, if Employee breaches or threatens to breach any of the provisions of this Section 4, the Company (or, if applicable, the Protected Parties) shall be entitled to seek injunctive relief, in addition to any other rights or remedies the Company (or, if applicable, the Protected Parties) may have. The existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company (or, if applicable, the Protected Parties) of Employee’s agreements under this Section 4.
(j)Provisions Severable. If any provision in this Section 4 is determined to be in violation of any law, rule or regulation or otherwise unenforceable, and cannot be modified to be enforceable, such determination shall not affect the validity of any other provisions of this Agreement, but such other provisions shall remain in full force and effect. Each and every provision, paragraph and subparagraph of this Section 4 is severable from the other provisions, paragraphs and subparagraphs and constitutes a separate and distinct covenant.
(k)Definitions:
(1)Confidential Information” means:

Exhibit 10(iii)A(62)

a.Data and information relating to the Company’s Business; disclosed to Employee or of which Employee became aware of as a consequence of Employee's relationship with the Company; having value to the employer; not generally known to the competitors for the employer; and which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information. For purposes of this Agreement, subject to the foregoing, and according to terminology commonly used by the Company, the Company’s Confidential Information shall include, but not be limited to, information pertaining to: (1) Business Opportunities (as defined below); (2) data and compilations of data relating to the Company’s Business; (3) compilations of information about, and communications and agreements with, customers and potential customers of the Company; (4) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by Employee in furtherance of Employee’s duties with the Company; (5) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (6) compilations of information about the Company’s employees and independent contracting consultants; (7) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (8) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (9) the Company’s marketing strategies and compilations of marketing data; (10) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s Business; (11) any information concerning services requested and services performed on behalf of customers of the Company, including planned products or services; and (12) the Company’s research and development records and data. Confidential Information also includes any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential.

b.Confidential Information shall not include:

i.Information generally available to the public other than as a result of improper disclosure by Employee;

ii.Information that becomes available to Employee from a source other than the Company (provided Employee has no knowledge that such information was obtained from a source in breach of a duty to the Company);

iii.Information disclosed pursuant to law, regulations or pursuant to a subpoena, court order or legal process; and/or

iv.Information obtained in filings with the Securities and Exchange Commission.

(2)“Trade Secrets” means Confidential Information constituting a trade secret under Georgia Law, O.C.G.A. §§ 10-1-760, et seq.

(3)“Executive Services” shall mean the duties and services the Employee performed in his/her executive capacity on behalf of the Company, including anything of the type conducted,

Exhibit 10(iii)A(62)

authorized, offered, or provided by the Employee in his/her Executive Capacity, within twelve (12) months prior the start of the Severance Period. Employee acknowledges that through the Company's investment of time, training, money, trust, exposure to the public or exposure to customers, vendors or other business relationships during the course of Employee's employment with the Company, Employee was an employee who gained a degree of notoriety, fame, reputation as the Company's representative, as well as a degree of influence or credibility with the employer's customers, vendors, or other business relationships and is intimately involved in the planning for the direction of the Company's business or a defined unit of the business of the Company.

(4)“Inventions” means contributions, discoveries, improvements and ideas and works of authorship, whether or not patentable or copyrightable, and: (i) which relate directly to the business of the Company, or (ii) which result from any work performed by Employee or by Employee’s fellow employees for the Company, or (iii) for which equipment, supplies, facilities, Confidential Information or Trade Secrets of the Protected Parties are used, or (iv) which was developed on the Company’s time.

(5)“Customers” means those entities and/or individuals who are customers of Company and/or its affiliates with respect to which, within the two-year period preceding the start of the Severance Period: (i) Employee had material contact on behalf of the Company; (ii) Employee acquired, directly or indirectly, Confidential Information or Trade Secrets as a result of his employment with the Company; and/or (iii) Employee exercised oversight or responsibility of subordinates who engaged in material contact on behalf of the Company.

(6)[To be updated as the business evolves during Executive’s tenure with the Company:] “Company’s Business” means the design, manufacture, installation, servicing, and/or sale of one or more of the following and any related products and/or services: lighting fixtures and systems; lighting control components and systems (including but not limited to dimmers, switches, relays, programmable lighting controllers, sensors, timers, and range extenders for lighting and energy management and other purposes); building management and/or control systems; commercial building lighting controls; intelligent building automation and energy management technologies, products, software and solutions with respect to HVAC systems and HVAC controls and sensors; motorized shading and blind controls; building security and access control and monitoring for fire and life safety; emergency lighting fixtures and systems (including but not limited to exit signs, emergency light units, inverters, back-up power battery packs, and combinations thereof); battery powered and/or photovoltaic lighting fixtures; electric lighting track units; hardware for mounting and hanging electrical lighting fixtures; aluminum, steel and fiberglass fixture poles for electric lighting; light fixture lenses; sound and electromagnetic wave receivers and transmitters; flexible and modular wiring systems and components (namely, flexible branch circuits, attachment plugs, receptacles, connectors and fittings); LED drivers and other power supplies; daylighting systems including but not limited to prismatic skylighting and related controls; organic LED products and technology; medical and patient care lighting devices and systems; indoor positioning products and technology; sensor based information networks; distributed software services; and any wired or wireless communications and monitoring hardware or software related to any of the above.

(7)[To be updated based on the scope of geography for which Executive worked while at the Company:] “Territory” means the United States and Canada. Executive acknowledges that the Company is licensed to do business and in fact does business in all fifty states in the United States and all provinces in Canada. Executive further acknowledges that the services he has performed and may continue to perform on behalf of the Company or its affiliates, including executive services, are at a senior managerial level and are not limited in their territorial scope to any particular city,

Exhibit 10(iii)A(62)

state, or region, but instead affect the Company's activity within the entire United States and Canada. Specifically, Executive provides executive services on the Company's behalf, travels throughout the United States and Canada to attend Company meetings, visit Company factories and distribution centers, meet with Company agents and distributors, and attend trade shows. Accordingly, Executive agrees that these restrictions are reasonable and necessary to protect the Confidential Information, trade secrets, business relationships, and goodwill of the Company.

(8)“Material Contact” shall have the meaning set forth in O.C.G.A. § 13-8-51(10), which includes contact between an employee and each customer or potential customer: with whom or which the employee dealt on behalf of the employer; whose dealings with the employer were coordinated or supervised by the employee; about whom the employee obtained confidential information in the ordinary course of business as a result of such employee's association with the employer; or who receives products or services authorized by the employer, the sale or provision of which results of resulted in compensation, commissions, or earnings for the employee within two years prior to the date of the start of the Severance Period.

(9)“Sales Agent” is any third-party agency and/or systems integrator, and/or its representatives, with which or whom the Company or its affiliates has contracted for the purpose of facilitating the sale of the Company’s or its affiliates’ products or services during the last two years of Employee’s employment with the Company.

SECTION 5 - CONFIDENTIALITY AND DAMAGES FOR BREACH
(a)Employee represents and warrants that he/she has kept and will keep the nature and content of the discussions related to this Agreement, the existence and/or content of this Agreement, the amount of payment and consideration paid to Employee, and all terms of this Agreement completely confidential. Employee represents and warrants that he/she will not hereafter disclose any information concerning the fact, nature and/or content of the discussions related to this Agreement, the existence and/or content of this Agreement, the amount of payment and consideration paid to Employee, and/or terms of this Agreement to any other person or entity.
(b)Excepted from Section 5(a) for Employee shall be: (i) disclosure under seal in an arbitration to enforce this Agreement, but even then only the paragraph(s) at issue in the proceeding; (ii) legal counsel and tax advisors for the purpose of complying with tax laws and regulations for the preparation and filing of all relevant tax returns; and (iii) his/her spouse. Prior to disclosing any information permitted by this Paragraph, Employee must obtain the agreement by the person or entity permitted hereunder to maintain the information as Confidential. Any breach of this Confidentiality agreement by any person or entity shall be deemed a breach by Employee.
(c)Employee and his/her agents shall not under any circumstances bring to the attention of, solicit or otherwise encourage any person or entity, to solicit or otherwise encourage any inquiry into the fact, nature, and/or content of the discussions related to this Agreement, the existence and/or content of this Agreement, the amount of payment and consideration paid to Employee, and/or any of the terms of this Agreement. If contacted or asked by any person or entity as to the status of the Agreement, the disposition, fact, nature, or content of the discussions related to this Agreement, the existence and/or content of this Agreement, the amount of payment and consideration paid to Employee, and/or any of the terms of this Agreement, Employee agrees that he/she will say only that “I will not comment.”
(d)Employee agrees that he/she will not solicit or otherwise encourage any person or entity to seek this Agreement or the terms of this Agreement in any proceeding, agency investigation, litigation or arbitration. Likewise, Employee will not voluntarily participate in any proceeding, litigation or arbitration against Employer. Should Employee receive an enforceable subpoena or an enforceable court order, he/she agrees to provide Employer with prompt notice; and in no event shall such notice be delivered to the Company

Exhibit 10(iii)A(62)

later than two (2) days after receipt by Employee, providing Employer with the opportunity to object to and/or be present at or participate in the proceeding. Employee agrees to fully cooperate with Employer in opposing any effort by any person or entity to obtain this Agreement or its terms and to refrain from responding or otherwise participating with respect to the disclosure of this Agreement or its terms until a Court of competent jurisdiction has ruled on Employer’s and Employee’s joint objections. Nothing in this Paragraph shall require Employee to disobey a final Court or other final enforceable order to produce this Agreement or disclose its terms.
(e)Any disclosure of the terms of this Agreement by Employee or anyone permitted hereunder to any person or entity not permitted by this Agreement shall be deemed a violation by Employee of this Agreement and subject to the damages articulated in Section 5(f) of this Agreement.

(f)In addition to any other remedies or relief that may be available, Employee agrees that Employer will be irreparably harmed by any actual or threatened violation of the Sections 5(a) - 5(d) of this Agreement, and that Employer will be entitled to an injunction prohibiting Employee from committing any such violation. Employee agrees that damages to Employer arising from a breach of this Agreement are likely to be difficult to quantify, and therefore agree that if an arbitrator determines that there has been a breach of this Agreement by Employee, Employer will necessarily have suffered some injury and will be entitled to liquidated minimum damages in the amount of fifteen percent (15%) of the amount paid by Employer to Employee following the execution of this Agreement, per breach, unless Employer proves greater damages. Employee agrees that the amount set forth as liquidated damages is not a penalty, but is instead a minimum amount of damages per incident for a breach of this Agreement. Employee is solely liable and responsible for his/her breach of the Agreement. The amount shall be payable to Employer. In addition, if an arbitrator finds that Employee breached any of the Confidentiality provisions, Sections 5(a) - 5(d), Employee agrees to pay the reasonable attorneys’ fees incurred by each affected entity bringing the action.
SECTION 6 - ARBITRATION
(a)Any dispute relating to the interpretation or enforcement of this Agreement, Employee’s employment with Employer, or the termination thereof will be subject to confidential, binding arbitration under the Federal Arbitration Act and the rules of the American Arbitration Association. Such arbitration will occur in Conyers, GA. Judgment upon the award rendered may be entered in any court of competent jurisdiction. The arbitrator’s fee will be paid by Employer, except that if Employee is the initiating party, he/she will pay $250.00 towards the cost of arbitration. Each side shall otherwise bear their own attorneys’ fees, costs, and expenses incurred during the arbitration. Nothing in this Section limits the right of Employer to enjoin in a court of competent jurisdiction any breach of Sections 4 and 5 under this Agreement.
SECTION 7 - MISCELLANEOUS
(a)Entire Agreement: This is the entire agreement between the Parties with respect to the subject matter hereto. This Agreement may not be changed, modified, waived, discharged or terminated orally, or in any manner other than by an instrument in writing signed by Employee and an authorized official of Employer. Employee acknowledges that neither Employer nor any of its agents, representatives or attorneys has made any representations or promises to him/her other than those in or expressly referred to by this Agreement.
(b)Nonadmission of Liability: Employee agrees that this Agreement shall not in any way be construed or interpreted as an admission of liability or wrongdoing by Employer, any such liability or wrongdoing being expressly denied.

Exhibit 10(iii)A(62)

(c)Successors: Employee agrees that this Agreement binds all of his/her heirs, administrators, representatives, executors, successors, attorneys and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.
(d)Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Employee or Employer. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.
(e)Waiver: The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
(f)Severability: In the event any section, paragraph, clause, phrase or word of this Agreement is declared or adjudged to be invalid or unenforceable, such declaration or adjudication shall not affect the remaining sections of this Agreement. If any waiver or release contained in this Agreement is determined to be contrary to any applicable law or public policy, such waiver or release shall be effective to the maximum extent permitted by law.
(g)Counterparts: This Agreement may be signed in two or more identical counterparts, each of which shall be deemed an original and all of which, together, shall be deemed one and the same instrument. A signature transmitted by facsimile shall be deemed the equivalent of an original signature. This Agreement will not be effective until all parties have duly executed it. The effective date of this Agreement will be the date on which the last of the parties executes it.
(h)Governing Law: Except to the extent governed by federal law, this Agreement shall be deemed to have been executed in the State of Georgia without giving effect to its conflict of law principles, and all matters pertaining to the validity, construction, interpretation, and effect of this Agreement shall be governed by the laws of the State of Georgia. The language contained in this Agreement shall be deemed to be that negotiated and approved by both Parties and no rule of strict construction shall be applied against either party.
(i)Revocation: For a period of at least seven (7) days following the execution of such agreement, Employee may revoke this Agreement. If Employee wishes to revoke this Agreement in its entirety, he/she must make a revocation in writing which must be delivered by hand or confirmed facsimile before 5:00 p.m. of the seventh day of the revocation period to Carrie Russell, One Lithonia Way, Conyers, Georgia 30012, otherwise the revocation will not be effective. If Employee timely revokes this Agreement, Employer shall retain payments and benefits otherwise payable to Employee under this Agreement. Employee’s employment shall be immediately terminated, and no further remuneration shall be paid to Employee.
(j)Access to Independent Legal Counsel; Knowing and Voluntary Execution: EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS BEEN ADVISED TO SEEK INDEPENDENT LEGAL COUNSEL OF HIS/HER OWN CHOOSING IN CONNECTION WITH ENTERING INTO THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT IF DESIRED, HIS/HER LEGAL COUNSEL HAS REVIEWED THIS AGREEMENT, THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THAT EMPLOYEE AGREES TO BE FULLY BOUND BY AND SUBJECT THERETO. EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE/SHE EXECUTES THE SAME AS HIS/HER OWN FREE ACT AND DEED.